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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

    We hereby consent to the reference to our firm under the caption "Experts," to the use of our report dated July 21, 2000, with respect to the consolidated financial statements of Vydas Resources, Inc. and Subsidiary (VRI) as of October 17, 1999 and for the year ended December 31, 1998 and for the period from January 1, 1999 to October 17, 1999, and to the use of our report dated July 21, 2000, with respect to the consolidated financial statements of VRI as of December 31, 1999 and for the period from October 18, 1999 to December 31, 1999 (which are included in the December 31, 1999 consolidated financial statements and Schedule II of APS Healthcare, Inc.), included in the Registration Statement (Form S-1) and related prospectus of APS Healthcare, Inc.

                                          /s/ McGLADREY & PULLEN, LLP

Minneapolis, MN
January 24, 2001